Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) October 14, 2014

CITIGROUP REPORTS THIRD QUARTER 2014 EARNINGS PER SHARE OF $1.07;

$1.15 EXCLUDING CVA/DVA(1)

ANNOUNCES STRATEGIC ACTIONS IN GLOBAL CONSUMER BANKING
TO REDUCE FOOTPRINT FROM 35 TO 24 MARKETS

NET INCOME OF $3.4 BILLION; $3.7 BILLION EXCLUDING CVA/DVA

REVENUES OF $19.6 BILLION; $20.0 BILLION EXCLUDING CVA/DVA

NET INTEREST MARGIN INCREASED TO 2.91%

NET CREDIT LOSSES OF $2.1 BILLION DECLINED 14% VERSUS PRIOR YEAR PERIOD

UTILIZED APPROXIMATELY $700 MILLION OF DEFERRED TAX ASSETS

BASEL III TIER 1 COMMON RATIO OF 10.7%(2)
ESTIMATED BASEL III SUPPLEMENTARY LEVERAGE RATIO OF 6.0%(3)

BOOK VALUE PER SHARE INCREASED TO $67.31

TANGIBLE BOOK VALUE PER SHARE(4) INCREASED TO $57.73

CITI HOLDINGS ASSETS OF $103 BILLION DECLINED 16% FROM PRIOR YEAR PERIOD
AND REPRESENTED 5% OF TOTAL CITIGROUP ASSETS AT QUARTER END

New York, October 14, 2014 — Citigroup Inc. today reported net income for the third quarter 2014 of $3.4 billion, or $1.07 per diluted share, on revenues of $19.6 billion.  This compared to net income of $3.2 billion, or $1.00 per diluted share, on revenues of $17.9 billion for the third quarter 2013.

CVA/DVA was negative $371 million (negative $228 million after-tax) in the third quarter 2014, including a $474 million pre-tax charge related to Citigroup’s implementation in the quarter of funding valuation adjustments (FVA)(1), compared to negative $336 million (negative $208 million after-tax) in the prior year period.  Third quarter 2013 results also included a $176 million tax benefit related to the resolution of certain tax audit items (recorded within Corporate/Other).  Excluding CVA/DVA and the tax benefit in the third quarter 2013(5), earnings were $1.15 per diluted share, a 13% increase from prior year earnings of $1.02 per diluted share.

Michael Corbat, Chief Executive Officer of Citi, said, “Our consumer bank and institutional business each had solid performance during the quarter and generated stronger revenues both sequentially and year-on-year.  The revenue improvement was evident across regions and products.  With Citi Holdings again turning a profit and the utilization of additional deferred tax assets, we again demonstrated progress against two execution priorities and increased our capital base.  We also continued our work to strengthen our capital planning process to meet the critical goal of returning capital to our shareholders.”

Strategic Actions: Global Consumer Banking

Citigroup today announced strategic actions to accelerate the transformation of Global Consumer Banking (GCB) by focusing on those markets where it has the greatest scale and growth potential. As a result, Citigroup intends to exit its consumer businesses in 11 markets. The new consumer banking footprint will serve nearly 57 million clients in 24 markets that capture over 95% of GCB’s existing revenue base, while further simplifying its operations and improving its performance.

The affected businesses include the consumer franchises in Costa Rica, Czech Republic, Egypt, El Salvador, Guam, Guatemala, Hungary, Japan, Nicaragua, Panama and Peru, as well as the consumer finance business in Korea.  Active sales processes are underway for the majority of the businesses, and subject to market conditions and regulatory and other approvals, the strategic actions are currently expected to be substantially completed by year-end 2015. The businesses will be reported as part of Citi Holdings as of the first quarter 2015 to provide greater transparency with respect to the performance of the ongoing operations reported in GCB. Citigroup’s Institutional Clients Group (ICG) will continue to serve clients in these markets.

“I am committed to simplifying our company and allocating our finite resources to where we can generate the best returns for our shareholders.  While we have made progress optimizing these 11 consumer markets, we believe our Global Consumer Bank will achieve stronger performance by focusing on the countries where our scale and network provide a competitive advantage,” Mr. Corbat concluded.

Manuel Medina-Mora, Citi Co-President and CEO of GCB, said: “Today’s actions are the next step in the execution of our strategy to build an urban-based, globally integrated consumer bank.  Since 2009, the Global Consumer Bank has become more streamlined, efficient and profitable.  Focusing our presence in 100 cities across both the U.S. and top emerging markets where we have the greatest scale and growth potential positions us to win.”

Third Quarter Financial Results

Citigroup ($ in millions, except per share amounts)	3Q’14	2Q’14	3Q’13	QoQ%	YoY%
Citicorp	18,016	17,879	16,646	1%	8%
Citi Holdings	1,588	1,463	1,258	9%	26%
Total Revenues	$19,604	$19,342	$17,904	1%	9%

Adjusted Revenues(a)	$19,975	$19,375	$18,240	3%	10%

Expenses	$12,355	$15,521	$11,679	-20%	6%

Adjusted Expenses(a)	$12,355	$11,772	$11,679	5%	6%

Net Credit Losses	2,097	2,189	2,430	-4%	-14%
Loan Loss Reserve Build/(Release)(b)	(552)	(641)	(675)	14%	18%
Provision for Benefits and Claims	205	182	204	13%	—
Total Cost of Credit	$1,750	$1,730	$1,959	1%	-11%

Adjusted Cost of Credit(a)	$1,750	$1,675	$1,959	4%	-11%

Income (Loss) from Cont. Ops. Before Taxes	$5,499	$2,091	$4,266	NM	29%
Provision for Income Taxes	1,985	1,838	1,080	8%	84%
Income from Continuing Operations	$3,514	$253	$3,186	NM	10%
Net income (loss) from Disc. Ops.	(16)	(22)	92	27%	NM
Non-Controlling Interest	59	50	51	18%	16%
Citigroup Net Income	$3,439	$181	$3,227	NM	7%

Adjusted Net Income(a)	$3,667	$3,927	$3,259	-7%	13%

Basel III Tier 1 Common ratio(c)	10.7%	10.6%	10.5%
Estimated Basel III Supplementary Leverage ratio(d)	6.0%	5.7%	5.1%
Return on Common Equity	6.5%	0.2%	6.4%
Book Value per Share	$67.31	$66.76	$64.49	1%	4%
Tangible Book Value per Share	$57.73	$56.89	$54.52	1%	6%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods, the impact of the mortgage settlement in 2Q’14 and the tax benefit in 3Q’13. For additional information, please refer to Appendix B.  For additional information on the mortgage settlement in 2Q’14, please refer to Footnote 6.  For additional information on the tax benefit in 3Q’13, please refer to Footnote 5.

(b) Includes provision for unfunded lending commitments.

(c) For additional information, please refer to Footnote 2.

(d) For additional information, please refer to Footnote 3.

Citigroup

Citigroup revenues of $19.6 billion in the third quarter 2014 increased 9% from the prior year period.  Excluding CVA/DVA, revenues of $20.0 billion increased 10% from the prior year period.  This increase was driven by 8% growth in Citicorp revenues, due to increased revenues in both ICG and GCB, and a 30% increase in Citi Holdings revenues.

Citigroup’s net income rose 7% to $3.4 billion in the third quarter 2014 from $3.2 billion in the prior year period.  Excluding CVA/DVA in both periods and the tax benefit in the prior year period, Citigroup net income of $3.7 billion increased 13% versus the prior year period, driven by higher revenues and a decline in credit costs, partially offset by higher operating expenses. Operating expenses were $12.4 billion in the third quarter 2014, 6% higher than the $11.7 billion in the prior year period, driven by higher legal and related expenses and repositioning costs in Citicorp (largely in Corporate/Other), an adjustment to incentive compensation expense as a result of better than anticipated performance year-to-date in ICG, and higher regulatory and compliance costs, partially offset by continued cost reduction initiatives and the overall decline in Citi Holdings assets.  Operating expenses in the third quarter 2014 included legal and related expenses of $951 million, compared to $677 million in the prior year period, and $382 million of repositioning charges, compared to $133 million in the prior year period.  Citigroup’s cost of credit in the third quarter 2014 was $1.8 billion, a decrease of 11% from the prior year period, primarily reflecting a $333 million improvement in net credit losses, partially offset by a lower net release of loan loss reserves.  Citi’s effective tax rate was 36% in the current quarter, an increase from 30% in the prior year period, excluding CVA/DVA in both periods and the tax benefit in the prior year period, driven in part by a higher level of non-tax-deductible legal accruals and higher tax costs related to Citigroup’s sales of its consumer operations in Greece and Spain, each in the current period.

Citigroup’s allowance for loan losses was $16.9 billion at quarter end, or 2.60% of total loans, compared to $20.6 billion, or 3.16% of total loans, at the end of the prior year period.  The $552 million net release of loan loss reserves in the current quarter compared to a $675 million release in the prior year period.  Citigroup asset quality continued to improve as total non-accrual assets fell to $8.0 billion, a 19% reduction compared to the third quarter 2013.  Corporate non-accrual loans declined 38% to $1.4 billion, while consumer non-accrual loans declined 13% to $6.3 billion.

Citigroup’s loans were $654 billion and deposits were $943 billion as of quarter end, each down 1% from the prior year period.  On a constant dollar basis(7), Citigroup’s loans grew by 1%, as growth in Citicorp was partially offset by continued declines in Citi Holdings driven primarily by the North America mortgage portfolio, and deposits were largely unchanged.

Citigroup’s capital levels and book value per share increased versus the prior year period.  As of quarter end, book value per share was $67.31 and tangible book value per share was $57.73, 4% and 6% increases, respectively, versus the prior year period.  At quarter end, Citigroup’s Basel III Tier 1 Common ratio was 10.7%, up from 10.5% in the prior year period, largely driven by earnings and the utilization of deferred tax assets (DTA).  Citigroup utilized approximately $700 million of DTA in the third quarter 2014 and $2.9 billion year-to-date 2014.  Citigroup’s estimated Basel III Supplementary Leverage ratio for the third quarter 2014 was 6.0% as calculated under the revised final U.S. Basel III rules, up from 5.1% in the prior year period.(3)

Citicorp ($ in millions)	3Q’14	2Q’14	3Q’13	QoQ%	YoY%
Global Consumer Banking	9,637	9,381	9,232	3%	4%
Institutional Clients Group	8,371	8,463	7,372	-1%	14%
Corporate/Other	8	35	42	-77%	-81%
Total Revenues	$18,016	$17,879	$16,646	1%	8%

Adjusted Revenues(a)	$18,332	$17,911	$16,978	2%	8%

Expenses	$11,463	$11,007	$10,283	4%	11%

Net Credit Losses	1,750	1,790	1,795	-2%	-3%
Loan Loss Reserve Build/(Release)(b)	(408)	(442)	4	8%	NM
Provision for Benefits and Claims	52	39	51	33%	2%
Total Cost of Credit	$1,394	$1,387	$1,850	1%	-25%

Net Income	$3,201	$3,663	$3,342	-13%	-4%

Adjusted Net Income(a)	$3,395	$3,683	$3,372	-8%	1%

Adjusted Revenues(a)
North America	8,150	7,958	7,318	2%	11%
EMEA	2,887	2,785	2,687	4%	7%
LATAM	3,395	3,483	3,374	-3%	1%
Asia	3,892	3,650	3,557	7%	9%
Corporate/Other	8	35	42	-77%	-81%

Adjusted Income from Continuing Ops.(a)
North America	2,063	2,163	1,490	-5%	38%
EMEA	632	563	499	12%	27%
LATAM	646	735	695	-12%	-7%
Asia	1,123	726	797	55%	41%
Corporate/Other	(998)	(432)	(156)	NM	NM

EOP Assets ($B)	1,780	1,799	1,778	-1%	—
EOP Loans ($B)	576	585	561	-2%	3%
EOP Deposits ($B)	928	946	914	-2%	2%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a)         Excludes, as applicable, CVA / DVA in all periods and the tax benefit in 3Q’13.  For additional information, please refer to Appendix B.  For additional information on the tax benefit in 3Q’13, please refer to Footnote 5.

(b)         Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $18.0 billion in the third quarter 2014 increased 8% from the prior year period.  CVA/DVA, reported within ICG, was negative $316 million in the third quarter 2014 (negative $194 million after-tax), compared to negative $332 million (negative $206 million after-tax) in the prior year period.  Excluding CVA/DVA, revenues were up 8% from the third quarter 2013, reflecting increases in ICG and GCB revenues of 13% and 4%, respectively.  Corporate/Other revenues were $8 million versus $42 million in the prior year period, primarily due to hedging activities.

Citicorp net income decreased 4% from the prior year period to $3.2 billion.  Excluding CVA/DVA and the tax benefit in the prior year period, net income increased 1% compared to the prior year period, as higher revenues and continued improvement in credit were partially offset by higher operating expenses.

Citicorp operating expenses increased 11% from the prior year period to $11.5 billion primarily reflecting higher legal and related expenses and repositioning charges, an adjustment to incentive compensation expense in ICG, and higher regulatory and compliance costs, partially offset by continued efficiency savings.

Citicorp cost of credit of $1.4 billion in the third quarter 2014 declined 25% from the prior year period.  The decline reflected a 3% decline in net credit losses and a net loan loss reserve release, which increased $412 million versus the prior year period.  Citicorp’s consumer loans 90+ days delinquent increased 2% from the prior year period to $2.8 billion, but the 90+ days delinquency ratio remained roughly stable at 0.92% of loans.

Citicorp end of period loans grew 3% versus the prior year period to $576 billion, with 3% growth in corporate loans to $277 billion and 2% growth in consumer loans to $299 billion.  On a constant dollar basis, Citicorp end of period loans grew 4% versus the prior year period, with 5% growth in corporate loans and 3% growth in consumer loans.

Global Consumer Banking ($ in millions)	3Q’14	2Q’14	3Q’13	QoQ%	YoY%
North America	4,989	4,782	4,739	4%	5%
EMEA	347	359	359	-3%	-3%
LATAM	2,357	2,324	2,272	1%	4%
Asia	1,944	1,916	1,862	1%	4%
Total Revenues	$9,637	$9,381	$9,232	3%	4%

Expenses	$5,281	$5,461	$5,189	-3%	2%

Net Credit Losses	1,738	1,781	1,730	-2%	—
Loan Loss Reserve Build/(Release)(a)	(375)	(321)	(70)	-17%	NM
Provision for Benefits and Claims	52	39	51	33%	2%
Total Cost of Credit	$1,415	$1,499	$1,711	-6%	-17%

Net Income	$1,928	$1,599	$1,531	21%	26%

Income from Continuing Operations
North America	1,185	1,077	894	10%	33%
EMEA	1	15	13	-93%	-92%
LATAM	338	299	264	13%	28%
Asia	413	214	364	93%	13%

(in billions of dollars)
Avg. Cards Loans	142	142	139	—	2%
Avg. Retail Banking Loans	158	157	147	1%	7%
Avg. Deposits	333	335	324	-1%	3%
Investment Sales	30	27	24	11%	27%
Cards Purchase Sales	94	95	90	-1%	4%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $9.6 billion increased 4% from the prior year period, driven by growth in North America, Latin America and Asia.

GCB net income rose 26% versus the prior year period to $1.9 billion, reflecting the increase in revenues and a lower cost of credit, partially offset by higher operating expenses.  Operating expenses increased 2% to $5.3 billion versus the prior year period, mostly reflecting higher legal and related expenses and repositioning charges, partially offset by ongoing cost reduction initiatives.

North America GCB revenues rose 5% to $5.0 billion versus the prior year period reflecting higher revenues in each of retail banking, Citi-branded card and Citi retail services. Retail banking revenues rose 9% to $1.2 billion from the third quarter 2013, reflecting 9% growth in average loans and 2% growth in average deposits, as well as higher revenues in the U.S. mortgage business driven by a repurchase reserve release of approximately $50 million in the current quarter.  Citi-branded cards revenues of $2.1 billion were up 1% versus last year, as purchase sales grew and an improvement in spreads mostly offset the impact of lower average loans.  Citi retail services revenues increased 8% to $1.6 billion, mainly reflecting the impact of the Best Buy portfolio acquisition.

North America GCB net income was $1.2 billion, up 33% versus the third quarter 2013, driven by the increase in revenues, a decline in net credit losses and a higher loan loss reserve release.  Operating expenses were slightly lower versus the prior year period at $2.4 billion, as ongoing cost reduction initiatives were partially offset by the impact of higher expenses associated with the Best Buy portfolio and increased legal and related expenses and repositioning charges.

North America GCB credit quality continued to improve as net credit losses of $1.0 billion decreased 6% versus the prior year period.  Net credit losses improved versus the prior year period in Citi-branded cards (down 14% to $526 million) but increased 5% in Citi retail services to $457 million, due to the Best Buy portfolio acquisition.  Delinquency rates continued to improve in both Citi-branded cards and Citi retail services. The reserve release in the third quarter 2014 was $340 million, $115 million higher than in the third quarter 2013, due to the continued improvement in each of the cards portfolios.

International GCB revenues increased 3% versus the third quarter 2013 to $4.6 billion.  On a constant dollar basis, international GCB revenues were up 5% versus the third quarter 2013, with growth in each region.  In constant dollars, revenues in Latin America increased 6% to $2.4 billion as volume growth more than offset spread compression.  In Asia, revenues rose by 4% to $1.9 billion primarily due to volume growth and an increase in investment sales revenues, partially offset by the ongoing impact of regulatory changes and the franchise repositioning in Korea. In EMEA, revenues increased 1% to $347 million due to higher volumes, partially offset by the previously-announced market exits in 2013.

International GCB net income increased 16% from the prior year period to $742 million, and increased 22% in constant dollars.  On a constant dollar basis, higher revenues and lower credit costs more than offset higher operating expenses. Operating expenses in the third quarter 2014 increased 5% in constant dollars (increased 4% on a reported basis) as higher legal and related expenses and repositioning charges, the impact of business growth and higher regulatory and compliance costs were partially offset by ongoing efficiency savings. Credit costs declined 13% versus the prior year period driven by a net loan loss reserve release in the current quarter.

International GCB credit quality primarily reflected portfolio seasoning as well as the ongoing impact of fiscal reforms and slower economic growth in Mexico.  Net credit losses rose 11% to $721 million, primarily reflecting the impact of portfolio growth as well as portfolio seasoning in Latin America.  The international net credit loss rate was 1.99% of average loans in the third quarter 2014, compared to 1.89% in the prior year period.

Institutional Clients Group ($ in millions)	3Q’14	2Q’14	3Q’13	QoQ%	YoY%
Treasury & Trade Solutions	1,965	2,009	1,950	-2%	1%
Investment Banking	1,248	1,338	942	-7%	32%
Private Bank	663	656	614	1%	8%
Corporate Lending(a)	442	454	379	-3%	17%
Total Banking	4,318	4,457	3,885	-3%	11%
Fixed Income Markets	2,981	2,996	2,838	-1%	5%
Equity Markets	763	659	670	16%	14%
Securities Services	600	598	553	—	8%
Other	(66)	(171)	(95)	61%	31%
Total Markets & Securities Services	4,278	4,082	3,966	5%	8%
Product Revenues(b)	$8,596	$8,539	$7,851	1%	9%
Gain / (loss) on Loan Hedges	91	(44)	(147)	NM	NM
Total Revenues ex-CVA / DVA	8,687	8,495	7,704	2%	13%
CVA / DVA	(316)	(32)	(332)	NM	5%
Total Revenues	$8,371	$8,463	$7,372	-1%	14%

Expenses	$5,040	$4,891	$4,888	3%	3%

Net Credit Losses	12	9	65	33%	-82%
Credit Reserve Build/(Release)(c)	(33)	(121)	74	73%	NM
Total Cost of Credit	$(21)	$(112)	$139	81%	NM

Net Income	$2,291	$2,543	$1,721	-10%	33%

Adjusted Net Income(d)	$2,485	$2,563	$1,927	-3%	29%

Adjusted Revenues(d)
North America	3,161	3,176	2,579	—	23%
EMEA	2,540	2,426	2,328	5%	9%
LATAM	1,038	1,159	1,102	-10%	-6%
Asia	1,948	1,734	1,695	12%	15%

Adjusted Income from Continuing Ops.(d)
North America	878	1,086	596	-19%	47%
EMEA	631	548	486	15%	30%
LATAM	308	436	431	-29%	-29%
Asia	710	512	433	39%	64%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a)         Excludes gain / (loss) on loan hedges.  For additional information, please refer to Footnote 8.

(b)         Excludes CVA / DVA and gain / (loss) on loan hedges.

(c)          Includes provision for unfunded lending commitments.

(d)         Excludes, as applicable, CVA / DVA in all periods.  For a reconciliation of these measures to reported results, see Appendix B.

Institutional Clients Group

ICG revenues rose 14% from the prior year period to $8.4 billion.  Excluding the impact of CVA/DVA, revenues were $8.7 billion, 13% higher than the prior year period, reflecting higher revenues in each of Banking and Markets and Securities Services.

Banking revenues of $4.3 billion increased 11% from the prior year period, primarily reflecting growth in Investment Banking revenues.  Investment Banking revenues increased 32% versus the prior year period, driven by a 90% increase in advisory revenues to $318 million, a 51% increase in equity underwriting revenues to $298 million, and a 9% increase in debt underwriting revenues to $632 million.  Private Bank revenues increased 8% to $663 million from the prior year period (excluding negative $6 million of CVA/DVA) as growth in client volumes was partially offset by the impact of spread compression.  Corporate Lending revenues rose 17% versus the prior year period to $442 million reflecting growth in average loans and improved funding costs, partially offset by lower loan yields.  Treasury and Trade Solutions revenues of $2.0 billion were up 1% versus the prior year period as volume and fee growth was partially offset by the impact of spread compression globally.

Markets and Securities Services revenues of $4.3 billion (excluding negative $310 million of CVA/DVA, versus negative $326 million in the third quarter 2013) rose 8% from the prior year period.  Fixed Income Markets revenues of $3.0 billion in the third quarter 2014 (excluding negative $306 million of CVA/DVA) increased 5% from the prior year period reflecting strength in securitized products as well as an improvement in rates and currencies.  Equity Markets revenues of $763 million (excluding negative $4 million of CVA/DVA) were up 14% versus the prior year period, reflecting improved client activity in derivatives.  Securities Services revenues of $600 million grew 8% versus the prior year period due to increased client balances and activity.

ICG net income was $2.3 billion in the third quarter 2014.  Excluding CVA/DVA, net income of $2.5 billion grew 29% from the prior year period, primarily reflecting the increase in revenues and improved credit costs, partially offset by an increase in operating expenses.  Operating expenses grew 3% to $5.0 billion due to an adjustment to incentive compensation expense as a result of better than anticipated performance year-to-date, higher regulatory and compliance costs and higher repositioning charges, partially offset by ongoing efficiency savings.

ICG average loans grew 7% versus the prior year period to $278 billion while end of period deposits remained roughly unchanged at $567 billion.  In constant dollars, average loans were up 7% versus the prior year period, while end of period deposits increased 2%.

Citi Holdings ($ in millions)	3Q’14	2Q’14	3Q’13	QoQ%	YoY%
Total Revenues	$1,588	$1,463	$1,258	9%	26%

Adjusted Revenues(a)	$1,643	$1,464	$1,262	12%	30%

Expenses	$892	$4,514	$1,396	-80%	-36%

Adjusted Expenses(a)	$892	$765	$1,396	17%	-36%

Net Credit Losses	347	399	635	-13%	-45%
Loan Loss Reserve Build/(Release)(b)	(144)	(199)	(679)	28%	79%
Provision for Benefits and Claims	153	143	153	7%	—
Total Cost of Credit	$356	$343	$109	4%	NM

Adjusted Cost of Credit(a)	$356	$288	$109	24%	NM

Net Income (Loss)	$238	$(3,482)	$(115)	NM	NM

Adjusted Net Income(a)	$272	$244	$(113)	11%	NM

EOP Assets ($ in billions)	103	111	122	-7%	-16%
EOP Loans ($B)	78	82	96	-6%	-19%
EOP Deposits ($B)	14	20	42	-26%	-66%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a)         Excludes, as applicable, CVA / DVA in all periods and the impact of the mortgage settlement in 2Q’14.  For additional information, please refer to Appendix B.  For additional information on the mortgage settlement in 2Q’14, please refer to Footnote 6.

(b)         Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues in the third quarter 2014 increased 26% versus the prior year period to $1.6 billion.  Revenues in the third quarter 2014 included CVA/DVA of negative $55 million, compared to negative $4 million in the prior year period.  Excluding CVA/DVA, Citi Holdings revenues increased 30%, primarily driven by gains on the sales of consumer operations in Greece and Spain as well as lower funding costs, partially offset by losses on the redemption of debt associated with funding Citi Holdings assets.  As of the end of the quarter, Citi Holdings assets were $103 billion, 16% below the prior year period, and represented approximately 5% of total Citigroup assets.

Citi Holdings net income was $238 million in the third quarter 2014, compared to a net loss of $115 million in the prior year period.  Excluding CVA/DVA, net income was $272 million, up from a loss of $113 million in the prior year period, reflecting the higher revenues, lower operating expenses and lower net credit losses, partially offset by a lower net loan loss reserve release.  Operating expenses in the third quarter 2014 declined 36% from the prior year period, principally reflecting lower legal and related expenses ($126 million in the third quarter 2014, compared to $595 million in the prior year period) as well as productivity savings and the ongoing decline in Citi Holdings assets, partially offset by $59 million of costs related to the sales of the consumer operations in Greece and Spain.  Net credit losses decreased 45% from the prior year period to $347 million, primarily driven by continued improvements in the North America mortgage portfolio. The net loan loss reserve release decreased 79% from the prior year period to $144 million, primarily due to lower releases related to the North America mortgage portfolio.

Citi Holdings allowance for credit losses was $5.0 billion at the end of the third quarter 2014, or 6.44% of loans, compared to $7.3 billion, or 7.59% of loans, in the prior year period.  90+ days delinquent consumer loans in Citi Holdings decreased 29% to $2.1 billion, or 2.93% of loans.

Citicorp Results by Region(a)	Revenues			Income from Continuing Ops.
($ in millions)	3Q’14	2Q’14	3Q’13	3Q’14	2Q’14	3Q’13
North America
Global Consumer Banking	4,989	4,782	4,739	1,185	1,077	894
Institutional Clients Group	3,161	3,176	2,579	878	1,086	596
Total North America	$8,150	$7,958	$7,318	$2,063	$2,163	$1,490

EMEA
Global Consumer Banking	347	359	359	1	15	13
Institutional Clients Group	2,540	2,426	2,328	631	548	486
Total EMEA	$2,887	$2,785	$2,687	$632	$563	$499

Latin America
Global Consumer Banking	2,357	2,324	2,272	338	299	264
Institutional Clients Group	1,038	1,159	1,102	308	436	431
Total Latin America	$3,395	$3,483	$3,374	$646	$735	$695

Asia
Global Consumer Banking	1,944	1,916	1,862	413	214	364
Institutional Clients Group	1,948	1,734	1,695	710	512	433
Total Asia	$3,892	$3,650	$3,557	$1,123	$726	$797

Corporate/Other	$8	$35	$42	$(998)	$(432)	$(156)

Citicorp	$18,332	$17,911	$16,978	$3,466	$3,755	$3,325

Note: Totals may not sum due to rounding. Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a)         Excludes, as applicable, CVA / DVA in all periods and the tax benefit in 3Q’13. For additional information, please refer to Appendix B. For additional information on the tax benefit in 3Q’13, please refer to Footnote 5.

Citigroup will host a conference call today at 11:30 AM (ET).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada.  The conference code for both numbers is 90833821.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and Citigroup’s Third Quarter 2014 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release, including without limitation those related to Citigroup’s intended exit from its consumer businesses in 11 markets and its consumer finance business in Korea, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  These statements are not guarantees of future results or occurrences.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including market conditions, transaction closing conditions and regulatory and other approvals as well as the precautionary statements included in this release and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2013 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
	Kamran Mumtaz	(212) 793-7682	Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: CVA / DVA

CVA / DVA ($ in millions)	3Q’14	2Q’14	3Q’13
Institutional Clients Group
Counterparty CVA(1)	$(25)	$62	$(50)
Asset FVA	(436)	—	—
Own-Credit CVA(1)	27	(50)	(43)
Liability FVA	6	—	—

Derivatives CVA(1)	$(427)	$12	$(93)

DVA on Citi Liabilities at Fair Value	111	(44)	(239)

Total Institutional Clients Group CVA / DVA	$(316)	$(32)	$(332)

Citi Holdings
Counterparty CVA(1)	$0	$1	$2
Asset FVA	(44)	—	—
Own-Credit CVA(1)	(12)	(2)	(4)
Liability FVA	0	—	—

Derivatives CVA(1)	$(55)	$(1)	$(2)

DVA on Citi Liabilities at Fair Value	1	—	(2)
Total Citi Holdings CVA / DVA	$(55)	$(1)	$(4)

Total Citigroup CVA / DVA	$(371)	$(33)	$(336)

Note:  Totals may not sum due to rounding.

(1)  Net of hedges.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

Citigroup ($ in millions, except per share amounts)	3Q’14	2Q’14	3Q’13
Reported Revenues (GAAP)	$19,604	$19,342	$17,904
Impact of:
CVA / DVA	(371)	(33)	(336)
Adjusted Revenues	$19,975	$19,375	$18,240

Reported Expenses (GAAP)	$12,355	$15,521	$11,679
Impact of:
Mortgage Settlement	—	(3,749)	—
Adjusted Expenses	$12,355	$11,772	$11,679

Reported Cost of Credit (GAAP)	$1,750	$1,730	$1,959
Impact of:
Mortgage Settlement	—	(55)	—
Adjusted Cost of Credit	$1,750	$1,675	$1,959

Reported Net Income (GAAP)	$3,439	$181	$3,227
Impact of:
CVA / DVA	(228)	(20)	(208)
Tax Item	—	—	176
Mortgage Settlement	—	(3,726)	—
Adjusted Net Income	$3,667	$3,927	$3,259
Preferred Dividends	128	100	110
Adjusted Net Income to Common	$3,539	$3,827	$3,149
Reported EPS (GAAP)	$1.07	$0.03	$1.00
Impact of:
CVA / DVA	(0.08)	(0.01)	(0.07)
Tax Item	—	—	0.06
Mortgage Settlement	—	(1.21)	—
Adjusted EPS	$1.15	$1.24	$1.02

Appendix B: Non-GAAP Financial Measures - Adjusted Items (Cont.)

Citicorp ($ in millions)	3Q’14	2Q’14	3Q’13
Reported Revenues (GAAP)	$18,016	$17,879	$16,646
Impact of:
CVA / DVA	(316)	(32)	(332)
Adjusted Revenues	$18,332	$17,911	$16,978

Reported Net Income (GAAP)	$3,201	$3,663	$3,342
Impact of:
CVA / DVA	(194)	(20)	(206)
Tax Item	—	—	176
Adjusted Net Income	$3,395	$3,683	$3,372

Institutional Clients Group ($ in millions)	3Q’14	2Q’14	3Q’13
Reported Revenues (GAAP)	$8,371	$8,463	$7,372
Impact of:
CVA / DVA	(316)	(32)	(332)
Adjusted Revenues	$8,687	$8,495	$7,704

Reported Net Income (GAAP)	$2,291	$2,543	$1,721
Impact of:
CVA / DVA	(194)	(20)	(206)
Adjusted Net Income	$2,485	$2,563	$1,927

Corp / Other ($ in millions)	3Q’14	2Q’14	3Q’13
Reported Net Income (GAAP)	$(1,018)	$(479)	$90
Impact of:
Tax Item	—	—	176
Adjusted Net Income	$(1,018)	$(479)	$(86)

Citi Holdings ($ in millions)	3Q’14	2Q’14	3Q’13
Reported Revenues (GAAP)	$1,588	$1,463	$1,258
Impact of:
CVA / DVA	(55)	(1)	(4)
Adjusted Revenues	$1,643	$1,464	$1,262

Reported Expenses (GAAP)	$892	$4,514	$1,396
Impact of:
Mortgage Settlement	—	(3,749)	—
Adjusted Expenses	$892	$765	$1,396

Reported Cost of Credit (GAAP)	$356	$343	$109
Impact of:
Mortgage Settlement	—	(55)	—
Adjusted Cost of Credit	$356	$288	$109

Reported Net Income (GAAP)	$238	$(3,482)	$(115)
Impact of:
CVA / DVA	(34)	—	(2)
Mortgage Settlement	—	(3,726)	—
Adjusted Net Income	$272	$244	$(113)

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation

Int’l Consumer Banking ($ in millions)	3Q’14	2Q’14	3Q’13
Reported Revenues	$4,648	$4,599	$4,493
Impact of FX Translation	—	(71)	(51)
Revenues in Constant Dollars	$4,648	$4,528	$4,442

Reported Expenses	$2,877	$3,119	$2,766
Impact of FX Translation	—	(45)	(29)
Expenses in Constant Dollars	$2,877	$3,074	$2,737

Reported Credit Costs	$726	$813	$836
Impact of FX Translation	—	(16)	(6)
Credit Costs in Constant Dollars	$726	$797	$830

Reported EBT	$1,045	$667	$891
Impact of FX Translation	—	(10)	(16)
EBT in Constant Dollars	$1,045	$657	$875

Reported Net Income	$742	$521	$637
Impact of FX Translation	—	(4)	(28)
Net Income in Constant Dollars	$742	$517	$609

EMEA Consumer Banking
($ in millions)	3Q’14	2Q’14	3Q’13
Reported Revenues	$347	$359	$359
Impact of FX Translation	—	(13)	(14)
Revenues in Constant Dollars	$347	$346	$345

Reported Expenses	$326	$313	$315
Impact of FX Translation	—	(12)	(10)
Expenses in Constant Dollars	$326	$301	$305

Latam Consumer Banking
($ in millions)	3Q’14	2Q’14	3Q’13
Reported Revenues	$2,357	$2,324	$2,272
Impact of FX Translation	—	(45)	(48)
Revenues in Constant Dollars	$2,357	$2,279	$2,224

Reported Expenses	$1,378	$1,360	$1,319
Impact of FX Translation	—	(23)	(25)
Expenses in Constant Dollars	$1,378	$1,337	$1,294

Asia Consumer Banking ($ in millions)	3Q’14	2Q’14	3Q’13
Reported Revenues	$1,944	$1,916	$1,862
Impact of FX Translation	—	(13)	11
Revenues in Constant Dollars	$1,944	$1,903	$1,873

Reported Expenses	$1,173	$1,446	$1,132
Impact of FX Translation	—	(10)	6
Expenses in Constant Dollars	$1,173	$1,436	$1,138

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation (Cont.)

Citigroup
($ in Billions)	3Q’14	2Q’14	3Q’13
Reported EOP Loans	$654	$668	$658
Impact of FX Translation	—	(9)	(7)
EOP Loans in Constant Dollars	$654	$659	$650

Reported EOP Deposits	$943	$966	$955
Impact of FX Translation	—	(17)	(15)
EOP Deposits in Constant Dollars	$943	$949	$941

Citicorp
($ in Billions)	3Q’14	2Q’14	3Q’13
Reported EOP Loans	$576	$585	$561
Impact of FX Translation	—	(9)	(7)
EOP Loans in Constant Dollars	$576	$577	$555

Institutional Clients Group
($ in Billions)	3Q’14	2Q’14	3Q’13
Reported Average Loans	$278	$279	$259
Impact of FX Translation	—	(1)	(1)
Average Loans in Constant Dollars	$278	$278	$259

Reported EOP Deposits	$567	$577	$566
Impact of FX Translation	—	(11)	(10)
EOP Deposits in Constant Dollars	$567	$566	$556

Appendix D: Non-GAAP Financial Measures - Basel III Tier 1 Common Capital and Ratio(1)

($ in millions)	9/30/2014(2)	6/30/2014	9/30/2013

Citigroup Common Stockholders’ Equity(3)	$204,021	$202,511	$195,662
Add: Qualifying noncontrolling interests	172	183	172
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(4)	(979)	(1,007)	(1,341)
Cumulative unrealized net gain related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(5)	193	116	339
Intangible Assets:
Goodwill, net of related deferred tax liabilities(6)	23,678	24,465	24,721
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related deferred tax liabilities	4,307	4,506	4,966
Defined benefit pension plan net assets	1,179	1,066	954
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards, and excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(7)	36,347	37,981	44,504

Basel III Tier 1 Common Capital	$139,468	$135,567	$121,691

Basel III Risk-Weighted Assets (RWA)	$1,299,000	$1,281,000	$1,159,000

Basel III Tier 1 Common ratio	10.7%	10.6%	10.5%

(1)                   Citi’s Basel III Tier 1 Common ratio and related components are based on the final U.S. Basel III rules, with full implementation assumed for capital components. Basel III risk-weighted assets are based on the Advanced Approaches for determining total risk-weighted assets.

(2)                   Preliminary.

(3)                   Excludes issuance costs related to preferred stock outstanding in accordance with Federal Reserve Board regulatory reporting requirements.

(4)                   Tier 1 Common Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(5)                   The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own-credit valuation adjustments on derivatives are excluded from Tier 1 Common Capital, in accordance with the final U.S. Basel III rules.

(6)                   Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(7)                   Aside from MSRs, reflects other DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions.

Appendix E: Non-GAAP Financial Measures - Tangible Common Equity

($ in millions, except per share amounts)	Preliminary 9/30/2014
Total Citigroup Stockholders’ Equity	$212,872
Less: Preferred Stock	8,968
Common Equity	$203,904
Less:
Goodwill	24,500
Other Intangible Assets (other than MSRs)	4,525
Tangible Common Equity (TCE)	$174,879
Common Shares Outstanding at Quarter-end (CSO)	3,030
Tangible Book Value Per Share (TCE / CSO)	$57.73

(1) Credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges, funding valuation adjustments (FVA) on derivatives (see below), and debt valuation adjustments (DVA) on Citigroup’s fair value option liabilities. During the third quarter 2014, Citigroup implemented FVA related to the valuation of over-the-counter derivatives, which is included within CVA for disclosure purposes. In general, FVA reflects a market funding risk premium inherent in the uncollateralized portion of derivative portfolios, and in collateralized derivatives where the terms of the agreement do not permit the reuse of the collateral received.  In connection with its implementation of FVA, Citigroup incurred a one-time pre-tax charge of approximately $474 million, which was reflected as a change in accounting estimate. See Appendix A.  Citigroup’s results of operations, excluding the impact of CVA/DVA, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of CVA/DVA provides a more meaningful depiction of the underlying fundamentals of its businesses impacted by CVA/DVA.  For a reconciliation of these measures to reported results, see Appendix B.

(2) Preliminary. Citigroup’s Basel III Tier 1 Common ratio is a non-GAAP financial measure. Citigroup believes this ratio and its related components provide useful information to investors and others by measuring Citigroup’s progress against future regulatory capital standards.  Citigroup’s Basel III Tier 1 Common ratio and related components are based on its current interpretation and understanding of the final U.S. Basel III rules and are subject to, among other things, ongoing regulatory review and approval of Citi’s credit, market and operational risk models, additional refinements, modifications or enhancements (whether required or otherwise) to Citi’s models and any further implementation guidance in the U.S.  For the calculation of Citigroup’s Basel III Tier 1 Common ratio, see Appendix D.

(3) Preliminary. Citigroup’s estimated Basel III Supplementary Leverage ratio (SLR) and certain related components are non-GAAP financial measures.  Citigroup believes this ratio and its components provide useful information to investors and others by measuring Citigroup’s progress against future regulatory capital standards.  Citigroup’s estimated Basel III SLR for the third quarter 2014 is based on the revised final U.S. Basel III rules issued in September 2014; prior periods are based on the final U.S. Basel III rules released in July 2013. Citigroup’s estimated Basel III SLR represents the ratio of Tier 1 Capital to Total Leverage Exposure (TLE). TLE, for the third quarter 2014, is the sum of the daily average of on-balance sheet assets for the quarter and the average of certain off-balance sheet exposures calculated as of the last day of each month in the quarter (i.e., July, August and September), less applicable Tier 1 Capital deductions. Citigroup’s estimated Basel III SLR and related components are based on its current interpretation and understanding of the revised final U.S. Basel III rules and are subject to, among other things, ongoing regulatory review and any further implementation guidance in the U.S.

(4) Tangible book value per share is a non-GAAP financial measure.  Citigroup believes this metric provides useful information as it is used by investors and industry analysts.  For a reconciliation of this measure to reported results, see Appendix E.

(5) Citigroup’s results of operations, excluding the tax benefit, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the benefit provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(6) Second quarter 2014 results included a $3.8 billion charge ($3.7 billion after-tax) to settle claims related to legacy residential mortgage-backed securities (RMBS) and collateralized debt obligations (CDOs) issued, structured or underwritten by Citigroup between 2003 and 2008, recorded in Citi Holdings.  For additional information, please see Citigroup’s Form 8-K filed with the U.S. Securities and Exchange Commission on July 14, 2014.  Citigroup’s results of operations, excluding this item, are non-GAAP financial measures.  For a reconciliation of these measures to reported results, see Appendix B.

(7) Results of operations excluding the impact of FX translation (constant dollar basis) are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of FX translation is a more meaningful depiction of the underlying fundamentals of its businesses impacted by FX translation.  For a reconciliation of these measures to reported results, see Appendix C.

(8) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate loan portfolio.  The fixed premium cost of these hedges is included (netted against) the core lending revenues to reflect the cost of the credit protection.  Results of operations excluding the impact of gain/(loss) on loan hedges, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of gain/(loss) on loan hedges is a more meaningful depiction of the underlying fundamentals of its businesses.